PROMISSORY NOTE



COMMONWEALTH OF PENNSYLVANIA )
                             )   SS:
COUNTY OF ERIE               )

                                                                    July 6, 1999

$437,166


         FOR VALUE RECEIVED, DOUGLAS S. AND JANINE M. BELL, having an address at 101 Russell Boulevard, Bradford, Pennsylvania 16701, ("Maker"), hereby covenants and promises to pay to C. LAWRENCE AND DOROTHY V. SHIELDS, having an address at 64 Jackson Avenue, Bradford, Pennsylvania 16701, ("Payee"), or order, at Payee's address first above written or at such other address as Payee may designate in writing, $437,166, lawful money of the United States of America, at the rate of
5.52 percent per annum, principal and interest shall be payable in equal quarter annual installments of $10,770.60 each, commencing on the 30th day of September, 1999, and continuing on the 30th day of each succeeding December, March, June and September, to be applied first against accrued interest at the aforesaid rate on the outstanding principal amount, and then in reduction of principal, until June 30, 2014 on which date all outstanding principal and accrued interest shall be due and payable.

Maker covenants and agrees with Payee following:

         1. Maker will pay the indebtedness evidenced by this Note as provided herein.

         2. This Note is secured by a Stock Pledge Agreement of even date herewith (the "Stock Pledge Agreement"). All of the terms, covenants and conditions, contained in the Stock Pledge Agreement are expressly incorporated by reference herein and hereby made a part hereof. In the event of any conflict between the provisions of this Note and the provisions of the Stock Pledge Agreement, the terms of the Stock Pledge Agreement shall be paramount and shall govern.

         3. The obligations of Maker under this Note are subject to the limitation that payments of interest shall not be required to the extent that the charging of or the receipt of any such payment by Payee would be contrary to the provisions of law applicable to Payee limiting the maximum rate of interest which may be charged or collected by Payee.

         4. The holder of this Note may declare the entire unpaid amount of principal and interest under this Note to be immediately due and payable if Maker defaults in the due and punctual payment of any installment of principal or interest hereunder.


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         5. Maker shall have the right to prepay the indebtedness evidenced by this Note, in whole or in part, without penalty, without notice to Payee. The installment payments provided for herein shall continue without change after any such prepayment.

         6. Maker hereby waives presentment for payment, demand, protest, notice of protest, notice of nonpayment, and notice of dishonor of this Note. Maker consents that the holder of this Note at any time may extend the time of payment of all or any part of the indebtedness secured hereby, or may grant any other indulgences.

         7. Any notice or demand required or permitted to be made or given hereunder shall be deemed sufficiently given or made if given by personal service or by certified or registered mail, return receipt requested, addressed, if to Maker, at Maker's address first above written, or if to Payee, at Payee's address first above written. Either party may change its address by like notice to the other party.

         8. This Note may not be changed or terminated orally, but only an agreement in writing signed by the party against whom enforcement of any change, modification, termination, waiver, or discharge is sought. This Note shall be construed and enforced in accordance with the laws of Pennsylvania.

         IN WITNESS WHEREOF Maker has executed this Note on the date first above written.


                                         /s/Douglas S. Bell
                                         ---------------------------------------
                                         DOUGLAS S. BELL


                                         /s/Janine M. Bell
                                         ---------------------------------------
                                         JANINE M. BELL

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